News Release

QEP Resources Announces Agreement to Sell
Northwest Louisiana Natural Gas Assets for $735.0 Million

DENVER -November 19, 2018 - QEP Resources, Inc. (NYSE: QEP) (“QEP” or the “Company”) announced today that its wholly owned subsidiaries, QEP Energy Company, QEP Marketing Company, and QEP Oil & Gas Company, have entered into a definitive agreement to sell natural gas and oil producing properties, undeveloped acreage and associated gas gathering and treating systems in the Haynesville/Cotton Valley for $735.0 million, subject to purchase price adjustments (the “Divestiture”).
"The sale of our Haynesville/Cotton Valley business is an important next step in our process of becoming a Permian pure-play company," commented Chuck Stanley, Chairman, President and CEO of QEP. "We intend to use the proceeds from this sale to fund the ongoing development of our core Permian assets, reduce debt, and return cash to shareholders through a share repurchase program."

The agreement provides for the sale of all of QEP’s Haynesville/Cotton Valley assets in northwest Louisiana to Aethon III, an affiliate of Aethon Energy, for a purchase price of $735.0 million. As part of this transaction, the buyer has agreed to assume all firm gas transportation agreements related to these assets. In addition, QEP will novate natural gas derivative contracts covering approximately 40 Bcf of gas for the last eleven months of 2019 to the buyer. The effective date of the transaction is July 1, 2018, and closing is expected in January 2019. The transaction is subject to closing conditions, including regulatory approval.

Latham & Watkins LLP provided legal counsel to QEP. Weil, Gotshal & Manges LLP and Sidley Austin LLP provided legal counsel to Aethon Energy.

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily Texas and Louisiana) and the Northern Region (primarily North Dakota). For more information, visit QEP's website at: www.qepres.com.

About Aethon Energy

Aethon Energy Management LLC is a Dallas-based private investment firm formed in 1990 that has managed and operated over $2.5 billion of assets, and is focused on direct investments in North American onshore oil & gas. Aethon III is an investment vehicle formed to acquire onshore assets in North America in partnership with the Ontario Teachers’ Pension Plan and Redbird Capital Partners. For more information, go to www.AethonEnergy.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include, but are not limited to, statements regarding: the total consideration to be received by QEP; benefits of the Divestiture, including the ability to reduce QEP’s indebtedness, fund future development projects and fund the share repurchase program; QEP becoming a pure-play Permian company; and the timing of the closing of the Divestiture. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: (i) the occurrence of any event, change or other circumstance that could delay the transaction or give rise to the termination of the agreement related thereto; (ii) the outcome of any legal proceedings that may be instituted against QEP following announcement of the transaction; (iii) the inability to complete the transaction due to the failure to satisfy the conditions to closing in the transaction agreement, including obtaining regulatory approval; (iv) the risk that the proposed transaction disrupts QEP’s current plans and operations as a result of the announcement of the transaction, including the distraction of management and QEP’s employees; (v) costs related to the transaction; (vi) changes in applicable laws or regulations; and (vii) the possibility that QEP may be adversely affected by other economic, business and/or competitive factors; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q filed in 2018. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Investor and Media Contact for QEP

William Kent, IRC
303-405-6665
will.kent@qepres.com

Media Contacts for Aethon Energy

Prosek Partners
Nick Rust or Meredith Mitchell
212-279-3115
nrust@prosek.com / mmitchell@prosek.com